 For Immediate Release

ACCEPTANCE INSURANCE COMPANIES INC. ANNOUNCES SALE OF PROPERTY AND CASUALTY BUSINESSES AND FIRST QUARTER 2001 RESULTS

(Omaha, Nebraska, May 9, 2001).Acceptance Insurance Companies Inc. (NYSE:AIF) announced today that the Company has agreed to sell two wholly-owned insurance companies to McM Corporation, a Raleigh, North Carolina based insurance holding company and owner of Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company. In addition, McM Corporation purchased a selected portfolio of the Company's property and casualty insurance programs managed and sold through retail and general agents.

The two companies, Acceptance Indemnity Insurance Company and Acceptance Casualty Insurance Company, underwrote only property and casualty insurance, and their sale is subject to regulatory approval. Purchase of the insurance programs, however, is final. A spokesperson for McM Corporation indicated that, in cooperation with Acceptance, it would be offering employment to a number of current Acceptance associates familiar with the purchased insurance programs.

Acceptance also announced that it has sold the Company's Farm and Ranch and Flood insurance programs to American Reliable Insurance Company of Scottsdale, Arizona. The Company said American Reliable likewise is hiring several Acceptance associates to continue their present sales and underwriting responsibilities for these two programs.

All programs involved in each transaction were sold as of May 1, 2001. The buyers received all unearned premium for in-force policies and various other rights. In addition, each buyer reinsured the Company against losses from the in-force policies arising from or related to acts, events or occurrences on or after May 1.

As of May 1, 2001 Acceptance also said it had engaged Berkley Risk Administrators Company (BRAC) to manage the adjustment and completion of all remaining property and casualty claims. A subsidiary of W.R. Berkley (NYSE:BER), BRAC has approximately 700 employees in 39 claim management offices throughout the United States. BRAC has employed 46 former Acceptance associates and will conduct its operations from the Company's Council Bluffs, Iowa facilities.

Acceptance also announced today that the Company had a net after-tax loss of $3.8 million, or $0.27 per share, for the three months ended March 31, 2001. This compares with a net after-tax loss of $1.9 million, or $0.13 per share, for the three months ended March 31, 2000.

The Company recorded several adjustments in the property and casualty insurance operations that were the primary cause of the first quarter loss. These included after-tax severance costs of approximately $830,000 associated with the run-off of the property and casualty lines of business. Ceded reinsurance premium for certain property insurance lines also are below minimum levels established in an April 2000 reinsurance contract, requiring the Company to recognize a contractually established minimum premium in an after-tax amount of approximately $910,000. The third principal cause cited by the Company for its first quarter results was after-tax prior year adverse loss development of approximately $500,000 in the Company's umbrella program, and abnormally high first quarter claims activity in certain recently sold property and casualty programs. The total of these adjustments negatively impacted the results for the three-month period ending March 31, 2001 by an after-tax amount of approximately $3.6 million or $0.25 per share.

"During the first quarter of this year we substantially completed the redirection of our Company begun in December 1999," said John E. Martin, Acceptance President and Chief Executive Officer. "With no significant exceptions, the companies who purchased our property and casualty programs and their reinsurers will be responsible for all losses occurring after the March 1 and May 1 purchase dates, not Acceptance. The recently announced transactions also will result in significant expense reductions associated with the run-off of the property and casualty segment of our operations." Martin continued, "The flow of additional Company resources into AmAg and our other agricultural risk management operations is increasing, and we expect to see positive results from our actions this year."

The Company will hold a conference call for interested parties at 9:00 a.m. CST, May 10, 2001. The conference call may be accessed at 212.896.6032 five minutes before the call begins. The conference call also will be available on PostView from 11:30 a.m. CST, May 10, 2001 to 11:30 a.m. CST, May 11, 2001. To access PostView, dial 800.633.8284 or 858.812.6440 and enter reservation 18761788.

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, the Company's wholly owned crop insurance marketing subsidiary, is a widely recognized leader in the crop insurance industry.

This release includes forward-looking statements with respect to the Company's expected future financial results. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in the Company's Form 10K for the year ended December 31, 2000, which are incorporated herein by reference.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.999.7475

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.228.7217

ACCEPTANCE INSURANCE COMPANIES INC.
Three Months Ended March 31, 2001 and 2000
(in thousands except per share data)

	2001	2000
Gross premiums written	$ 60,226	$ 116,046
Ceded premiums written	(57,164)	(77,264)
Net premiums written	$ 3,062	$ 38,782
Revenues:		
Insurance premiums earned	$ 12,796	$ 52,396
Net investment income	5,147	5,418
Net realized capital gains	125	1,565
	18,068	59,379
Costs and expenses:		
Insurance losses and loss adjustment expenses	15,264	39,713
Insurance underwriting expenses	6,316	20,299
General and administrative expenses	223	489
	21,803	60,501
Operating loss	(3,735)	(1,122)
Interest expense	(2,169)	(2,168)
Loss before income taxes	(5,904)	(3,290)
Income tax expense (benefit)	(2,085)	(1,400)
Net loss	$ (3,819)	$ (1,890)
Net loss per share:		
Basic	$ (0.27)	$ (0.13)
Diluted	$ (0.27)	$ (0.13)
Shares:		
Basic	14,319	14,285
Diluted	14,319	14,285
Ratios - GAAP:		
Loss	119.3 %	75.8 %
Expense	49.3 %	38.7 %
Combined	168.6 %	114.5 %

	March 31, 2001	March 31, 2000
Total investments	$ 383,313	$ 407,941
Net reserves for losses and loss adjustment expenses	216,114	267,585
Total equity	158,725	181,140
Book value per share	$ 11.08	$ 12.67